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                                 EXHIBIT 7.3

                       MEDICIS PHARMACEUTICAL CORPORATION

                     CONSENT OF CLASS B COMMON STOCK HOLDERS


         The undersigned holder ("Holder") of the indicated number of shares of Class B Common Stock, $.014 par value ("Class B Common Stock") of Medicis Pharmaceutical Corporation (the "Corporation") hereby represents, warrants, confirms and agrees as follows:

         1. Holder understands that the Corporation's Board of Directors intends to declare a stock split in the form of a stock dividend pursuant to which holders of the Corporation's Class A Common Stock, $.014 par value ("Class A Common Stock") will receive one (1) additional share of Class A Common Stock for each two (2) shares of such stock held (the "Dividend").

         2. Holder understands that, pursuant to the Corporation's Certificate of Incorporation, any stock dividend payable to the holders of the Corporation's Class A Common Stock is to be accompanied by an equivalent stock dividend payable to the holders of Class B Common Stock.

         3. Holder understands that, currently, the Corporation does not have available any additional authorized shares of Class B Common Stock for payment of the Dividend.

         4. Holder is also aware that the Corporation requires for certain corporate transactions a significant number of shares of Class A Common Stock and that it is, therefore, desirable from the Corporation's point of view not to pay the Dividend to Holder in the form of Class A Common Stock.

         5. Holder understands that the Corporation is willing to create a new class of preferred stock to be denominated Series B Automatically Convertible Preferred Stock, which stock shall (i) have all of the same rights, preferences, limitations and privileges as Class B Common Stock; and (ii) be automatically convertible into Class B Common Stock upon creation of additional authorized shares of Class B Common Stock.

         6. As an accommodation to the Corporation, and in consideration for payment of the Dividend and other good and valuable consideration, Holder therefore agrees as follows:

                  a. Holder agrees to accept payment of the Dividend in the form of shares of Series B Automatically Convertible Preferred Stock, provided that such shares have the same rights, preferences, limitations and privileges accorded to Class B Common Stock (including voting and conversion rights) and provided further that an amendment to the Corporation's Certificate of Incorporation shall be presented for approval at the Corporation's 1996 Annual Meeting of shareholders in order to increase the number of authorized shares of Class B Common Stock so as to permit conversion of the Class B Preferred Stock into Class B Common Stock.

                  b. Holder waives any rights Holder has under the Corporation's Certificate of Incorporation to require the Corporation to reserve sufficient Class A Common Shares for conversion of Holder's Class B Common Shares and Series B Preferred Shares into Class A Common Stock until such time as the Corporation's Certificate of Incorporation is amended to increase the Corporation's authorized shares of Class A Common Stock to at least 15,000,000.


                                                      /s/ Jonah Shacknai
                                                     ---------------------------
                                                     Jonah Shacknai, Holder